AGREEMENT AND PLAN
                            OF MERGER


                             between


                     SOVEREIGN BANCORP, INC.


                               and


               FIRST STATE FINANCIAL SERVICES, INC.


                          June 24, 1996
PAGE

                            AGREEMENT

                        TABLE OF CONTENTS

                                                             Page

BACKGROUND . . . . . . . . . . . . . . . . . . . . . . . . . .  1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE I
                           THE MERGERS

Section 1.01  Definitions. . . . . . . . . . . . . . . . . . .  1

Section 1.02  The Merger . . . . . . . . . . . . . . . . . . .  6

Section 1.03  The Bank Merger. . . . . . . . . . . . . . . . . 12

                            ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF FSFS


Section 2.01  Organization . . . . . . . . . . . . . . . . . . 12

Section 2.02  Capitalization . . . . . . . . . . . . . . . . . 13

Section 2.03  Authority; No Violation. . . . . . . . . . . . . 14

Section 2.04  Consents . . . . . . . . . . . . . . . . . . . . 16

Section 2.05  Financial Statements . . . . . . . . . . . . . . 16

Section 2.06  Taxes. . . . . . . . . . . . . . . . . . . . . . 17

Section 2.07  No Material Adverse Effect . . . . . . . . . . . 17

Section 2.08  Contracts. . . . . . . . . . . . . . . . . . . . 17

Section 2.09  Ownership of Property; Insurance Coverage. . . . 19

Section 2.10  Legal Proceedings. . . . . . . . . . . . . . . . 20

Section 2.11  Compliance With Applicable Law . . . . . . . . . 20

Section 2.12  ERISA. . . . . . . . . . . . . . . . . . . . . . 21

Section 2.13  Brokers, Finders and Financial Advisors. . . . . 22

Section 2.14  Environmental Matters. . . . . . . . . . . . . . 22

Section 2.15  Loan Portfolio . . . . . . . . . . . . . . . . . 23

Section 2.16  Information to be Supplied . . . . . . . . . . . 23

Section 2.17  Securities Documents . . . . . . . . . . . . . . 23

Section 2.18  Related Party Transactions . . . . . . . . . . . 23

Section 2.19  Schedule of Termination Benefits . . . . . . . . 24

Section 2.20  Loans. . . . . . . . . . . . . . . . . . . . . . 24

Section 2.21  Quality of Representations . . . . . . . . . . . 24

                           ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

Section 3.01  Organization . . . . . . . . . . . . . . . . . . 25

Section 3.02  Capital Structure. . . . . . . . . . . . . . . . 25

Section 3.03  Authority; No Violation. . . . . . . . . . . . . 26

Section 3.04  Consents . . . . . . . . . . . . . . . . . . . . 27

Section 3.05  Financial Statements . . . . . . . . . . . . . . 28

Section 3.06  Taxes. . . . . . . . . . . . . . . . . . . . . . 28

Section 3.07  No Material Adverse Effect . . . . . . . . . . . 28

Section 3.08  Legal Proceedings. . . . . . . . . . . . . . . . 28

Section 3.09  Ownership of Property; Insurance Coverage. . . . 29

Section 3.10  Compliance With Applicable Law . . . . . . . . . 29

Section 3.11  Information to be Supplied . . . . . . . . . . . 30

Section 3.12  ERISA. . . . . . . . . . . . . . . . . . . . . . 30

Section 3.13  Securities Documents . . . . . . . . . . . . . . 32

Section 3.14  Environmental Matters. . . . . . . . . . . . . . 32

Section 3.15  Loan Portfolio . . . . . . . . . . . . . . . . . 32

Section 3.16  Brokers and Finders. . . . . . . . . . . . . . . 32

Section 3.17  Quality of Representations . . . . . . . . . . . 32

                            ARTICLE IV
                     COVENANTS OF THE PARTIES

Section 4.01  Conduct of FSFS's Business . . . . . . . . . . . 32

Section 4.02  Access; Confidentiality. . . . . . . . . . . . . 36

Section 4.03  Regulatory Matters and Consents. . . . . . . . . 37

Section 4.04  Taking of Necessary Action . . . . . . . . . . . 38

Section 4.05  Certain Agreements . . . . . . . . . . . . . . . 39

Section 4.06  No Other Bids and Related Matters. . . . . . . . 39

Section 4.07  Duty to Advise; Duty to Update FSFS's
     Disclosure Schedule . . . . . . . . . . . . . . . . . . . 40

Section 4.08  Conduct of Sovereign's Business. . . . . . . . . 40

Section 4.09  Board and Committee Minutes. . . . . . . . . . . 40

Section 4.10  Undertakings by Sovereign and FSFS . . . . . . . 40

Section 4.11  Employee Benefits and Termination Benefits . . . 43

                            ARTICLE V
                            CONDITIONS

Section 5.01  Conditions to FSFS's Obligations under this
     Agreement . . . . . . . . . . . . . . . . . . . . . . . . 45

Section 5.02  Conditions to Sovereign's Obligations under
     this Agreement. . . . . . . . . . . . . . . . . . . . . . 46

                            ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination. . . . . . . . . . . . . . . . . . . 49

Section 6.02  Effect of Termination. . . . . . . . . . . . . . 50

                           ARTICLE VII
                          MISCELLANEOUS

Section 7.01  Expenses . . . . . . . . . . . . . . . . . . . . 51

Section 7.02  Non-Survival of Representations and Warranties . 51

Section 7.03  Amendment, Extension and Waiver. . . . . . . . . 51

Section 7.04  Entire Agreement . . . . . . . . . . . . . . . . 51

Section 7.05  No Assignment. . . . . . . . . . . . . . . . . . 52

Section 7.06  Notices. . . . . . . . . . . . . . . . . . . . . 52

Section 7.07  Captions . . . . . . . . . . . . . . . . . . . . 53

Section 7.08  Counterparts . . . . . . . . . . . . . . . . . . 53

Section 7.09  Severability . . . . . . . . . . . . . . . . . . 53

Section 7.10  Consent to Service of Process. . . . . . . . . . 53

Section 7.11  Governing Law. . . . . . . . . . . . . . . . . . 54



Exhibit 1      FSFS Affiliate Agreement
Exhibit 2      Stock Option Agreement
Exhibit 3      Bank Plan of Merger
Exhibit 4      Form of Agreement Re:  Benefits
Exhibit 5      Form of Opinion of Sovereign's Counsel
Exhibit 6      Form of Tax Opinion of Sovereign's
               Counsel
Exhibit 7      Form of Opinion of FSFS's Counsel

                             AGREEMENT

          THIS AGREEMENT AND PLAN OF MERGER, dated as of June 24, 1996, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and FIRST STATE FINANCIAL SERVICES, INC. ("FSFS"), a Delaware corporation, having its principal place of business at 1120 Bloomfield Avenue, CN 2449, West Caldwell, New Jersey 07007-2449.

                            BACKGROUND

          1. Sovereign and FSFS desire for FSFS to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware, and in accordance with the plan of merger set forth herein.

          2. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to Sovereign's execution of this Agreement (a) certain directors and officers of FSFS and affiliates of FSFS, each have executed in favor of Sovereign, a Letter Agreement dated June 24, 1996, in the form attached hereto as Exhibit 1, and (b) FSFS granted to Sovereign an option to acquire, under certain circumstances, FSFS's common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and FSFS dated June 24, 1996, attached hereto as Exhibit 2.

          3. Sovereign desires to merge First DeWitt Bank, a federal savings bank and a wholly-owned subsidiary of FSFS ("First DeWitt") into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

          4. Sovereign and FSFS desire to provide the terms and conditions governing the transactions contemplated herein.

                            AGREEMENT

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                            ARTICLE I
                           THE MERGERS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

               Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and FSFS.

               Applicable Exchange Ratio shall have the meaning given to such term in Section 1.02(e)(ii)(A).

               Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

               Articles of Merger means the articles of merger to be executed by Sovereign and FSFS and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

               Bank Merger means the merger of First DeWitt with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

               Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

               BCL means the Pennsylvania Business Corporation
     Law of 1988, as amended.

               Certificate of Merger means the certificate of merger to be executed by Sovereign and FSFS and to be filed in the DOSS, in accordance with the applicable laws of the State of Delaware.

               Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to FSFS, but in no event later than thirty
     (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and FSFS shall agree.

               DGCL means the Delaware General Corporation Law, as amended.

               DOSS means the Delaware Office of the Secretary of State.

               Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and the Certificate of Merger shall be filed in the DOSS, and shall be the same as the Closing Date.

               Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

               ERISA means the Employee Retirement Income
     Security Act of 1974, as amended.

               Exchange Act means the Securities Exchange Act of
     1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               FDIC means the Federal Deposit Insurance
     Corporation.

               FFIEC means the Federal Financial Institutions
     Examination Council.

               FSFS Common Stock means the common stock of FSFS described in Section 2.02(a).

               FSFS Disclosure Schedule means a disclosure schedule delivered by FSFS to Sovereign pursuant to
     Article II of this Agreement.

               FSFS Financials means (i) the audited consolidated financial statements of FSFS as of September 30, 1995 and for the three years ended September 30, 1995, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of FSFS as of each calendar quarter thereafter included in Securities Documents filed by FSFS.

               FSFS Regulatory Reports means the Annual Reports of FSFS on Form H(b)-11, any Current Report of FSFS on Form H(b)-11 filed with the OTS from September 30, 1994 through the Closing Date and the Thrift Financial Reports of First DeWitt and accompanying schedules for each calendar quarter, beginning with the quarter ended September 30, 1994, through the Closing Date.

               FSFS Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FSFS, except any corporation the stock of which is held in the ordinary course of the lending activities of First DeWitt.

               GAAP means generally accepted accounting principles as in effect.

               HOLA means the Home Owners' Loan Act, as amended.

               IRC means the Internal Revenue Code of 1986, as amended.

               IRS means the Internal Revenue Service.

               Material Adverse Effect shall mean, with respect to Sovereign or FSFS, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

               Merger means the merger of FSFS with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

               OTS means the Office of Thrift Supervision.

               PDB means the Department of Banking of the Commonwealth of Pennsylvania.

               PDS means the Department of State of the Commonwealth of Pennsylvania.

               Person means any individual, corporation, partnership, joint venture, association, trust or "group"
     (as that term is defined under the Exchange Act).

               Prospectus/Proxy Statement means the
     prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of FSFS Common Stock in connection with the transactions contemplated by this Agreement.

               Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

               Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

               Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, the PDB or the respective staffs thereof.

               Rights means warrants, options, rights,
     convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

               SEC means the Securities and Exchange Commission.

               Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

               Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

               Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

               Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

               Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to FSFS pursuant to
     Article III of this Agreement.

               Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1995 and for the three years ended December 31, 1995, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign.

               Sovereign Market Value means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System, for the ten consecutive trading days commencing eleven (11) trading days prior to the date of determination.

               Sovereign Option means the option granted to Sovereign to acquire shares of FSFS Common Stock referenced in the recitals to this Agreement.

               Sovereign Regulatory Reports means the Annual Reports of Sovereign on Form H(b)-11, any Current Report of Sovereign on Form H(b)-11 filed with the OTS from September 30, 1994 through the Closing Date and the Thrift Financial Reports of Sovereign and accompanying schedules for each calendar quarter, beginning with the quarter ended September 30, 1994, through the Closing Date.

               Sovereign Rights Agreement means the Rights
     Agreement dated as of September 19, 1989, as amended
     September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior
     Participating Preferred Stock.

               Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating
     Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

               Sovereign Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

               Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

          Section 1.02  The Merger.

               (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, FSFS and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the Certificate of Merger to be duly executed and filed in the DOSS.

               (b)  The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: FSFS shall merge with and into Sovereign; the separate existence of FSFS shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of FSFS shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of FSFS and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of Delaware.

               (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

               (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

                    (i)  On the Effective Date, the Board of
Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

                    (ii)  On the Effective Date, the officers of
Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

                    (iii)  On the effective date of the Bank
Merger, the directors of Sovereign Bank as the surviving institution in the Bank Merger shall consist of (i) those persons holding such office immediately prior to the Effective Date, and
(ii) Michael J. Quigley, III. Sovereign shall cause Mr. Quigley to be appointed as a director of Sovereign Bank effective as of the effective date of the Bank Merger. Mr. Quigley shall be appointed to hold office until the 1997 annual reorganization meeting of the Board of Directors of Sovereign Bank and until his successor is elected and qualified or otherwise in accordance with Sovereign Bank's charter and bylaws.

                    (iv)  On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

                    (v)  On the effective date of the Bank
Merger, Sovereign will create an advisory board of directors of Sovereign Bank for the market area served by First DeWitt which shall consist of all existing directors of First DeWitt. Sovereign shall cause such persons to be elected as advisory directors of Sovereign Bank effective as of the effective date of the Bank Merger, and each shall hold office for at least one year from such effective date. Such advisory board shall meet quarterly and each member shall receive $250 per meeting attended.

               (e)  Conversion of Shares.

                    (i)  Sovereign Common Stock.

                         (A)  Each share of Sovereign Common
     Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by FSFS (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of FSFS acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Sovereign.

                         (B)  Each share of Sovereign Common
     Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

                    (ii)  FSFS Common Stock.

                         (A)   Subject to the provisions of
     subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of FSFS Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of FSFS Common Stock, if any, then owned by Sovereign or FSFS or any FSFS Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                              (i)  if the Sovereign Market Value
          determined as of the Effective Date is greater than or equal to $9.00 (88% of the Sovereign Market Value determined as of the date of this Agreement) and less than or equal to $11.45 (112% of the Sovereign Market Value determined as of the date of this Agreement), then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement, equal to $14.75 divided by the Sovereign Market Value determined as of the Effective Date;

                              (ii)  if the Sovereign Market Value
          determined as of the Effective Date is less than $9.00, then 1.64 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

                              (iii)  if the Sovereign Market
          Value determined as of the Effective Date is greater than $11.45, then 1.29 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to either Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
          1.02(a)(ii)(A)(iii), the "Applicable Exchange Ratio").

                         (B)  Each share of FSFS Common Stock
     (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

                         (C)  Each share of FSFS Common Stock
     issued and held in the treasury of FSFS or owned by FSFS or any FSFS Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                         (D)  No fraction of a whole share of
     Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of FSFS Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the market value of Sovereign Common Stock (determined in accordance with the provisions of Section 1.02(e)(iii) hereof).

               (f) Stock Options. Each option to acquire FSFS Common Stock shall be converted into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of FSFS Common Stock covered by the option multiplied by the Applicable Exchange Ratio and the exercise price for a whole share of Sovereign Common Stock shall be the present stated exercise price of such option divided by the Applicable Exchange Ratio, such shares to be issuable upon exercise of such options in accordance with the terms of the respective plans and grant agreements under which they were issued.

               (g)  Surrender and Exchange of FSFS Stock
Certificates.

                    (i)  Exchange of Certificates.  Each holder
     of shares of FSFS Common Stock who surrenders to Sovereign the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of FSFS Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                    (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for FSFS Common Stock pursuant to
     Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of FSFS Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with
     Section 1.02(e)(ii)(D) hereof. If certificates for shares of FSFS Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of FSFS Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of FSFS Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of FSFS Common Stock are surrendered by a FSFS shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

                    (iii) Exchange Procedures. Each certificate for shares of FSFS Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this
     Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of FSFS Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of FSFS Common Stock transmittal materials for use in exchanging certificates representing FSFS Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger.

                    (iv)  Closing of Stock Transfer Books;
     Cancellation of FSFS Certificates. Upon the Effective Date, the stock transfer books for FSFS Common Stock will be closed and no further transfers of shares of FSFS Common Stock will thereafter be made or recognized. All certificates for shares of FSFS Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

               (h) Payment Procedures. As soon as practicable after the Effective Date, Sovereign shall make payment of the cash consideration provided for in Section 1.02(e)(ii)(D) to each person entitled thereto.

               (i)  Anti-Dilution Provisions.  If, on the
Effective Date, the Applicable Exchange Ratio is determined pursuant to either Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) and Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares,
(C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) to FSFS shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of FSFS Common Stock shall be adjusted so that each FSFS shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Applicable Exchange Ratio determined pursuant to Sections 1.02(e)(ii)(A)(ii) and 1.02(e)(ii)(A)(iii) shall be adjusted upward by 7%).

          Section 1.03 The Bank Merger. Sovereign and FSFS shall use their best efforts to cause First DeWitt to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and FSFS shall cause First DeWitt, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                            ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF FSFS

          FSFS hereby represents and warrants to Sovereign that, except as specifically set forth in the FSFS Disclosure Schedule delivered to Sovereign by FSFS on the date hereof:

          Section 2.01  Organization.

               (a) FSFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and licensed to do business under the laws of the State of New Jersey. FSFS is a savings and loan holding company duly registered under the HOLA. FSFS has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Except for the State of New Jersey, FSFS is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

               (b) First DeWitt is a federal savings bank duly organized and validly existing under the laws of the United States of America. First DeWitt has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Except for the State of New Jersey, neither First DeWitt nor any FSFS subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and are not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

               (c) There are no FSFS Subsidiaries other than First DeWitt and those identified in the FSFS Disclosure
Schedule. There are no First DeWitt Subsidiaries other than those identified in the FSFS Disclosure Schedule.

               (d) The deposits of First DeWitt are insured by the FDIC to the extent provided in the Federal Deposit Insurance
Act.

               (e)  The respective minute books of FSFS and First
DeWitt and each other FSFS Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (f) Prior to the date of this Agreement, FSFS has delivered to Sovereign true and correct copies of the certificate of incorporation and bylaws of FSFS and the charter and bylaws of First DeWitt as in effect on the date hereof.

          Section 2.02  Capitalization.

               (a) The authorized capital stock of FSFS consists of (a) 8,000,000 shares of common stock, $0.01 par value ("FSFS Common Stock"), of which 3,938,815 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 2,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding.
Neither FSFS nor First DeWitt nor any other FSFS Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FSFS Common Stock, FSFS preferred stock or any other security of FSFS or any securities representing the right to vote, purchase or otherwise receive any shares of FSFS Common Stock, FSFS preferred stock or any other security of FSFS, other than for (i) shares issuable under the Sovereign Option and (ii) 385,600 shares which FSFS is obligated to issue, under FSFS's 1987 Stock Option Plan, FSFS's 1993 Long-term Incentive Stock Benefit Plan and FSFS's 1993 Stock Option Plan for Outside Directors (the "FSFS Stock Option Plans"), at a weighted average exercise price of $7.66, to its directors, officers and employees and officers and employees of FSFS Subsidiaries, including First DeWitt. As of March 31, 1996, FSFS had approximately 1,150 shareholders of record.

               (b) The authorized capital stock of First DeWitt consists of (i) 750,000 shares of common stock, par value
$1.00 per share ("First DeWitt Common Stock"), of which
1,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by FSFS and
(ii) 250,000 shares of preferred stock, par value $1.00 per share, none of which are issued or outstanding. Neither FSFS nor any other FSFS Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any FSFS Subsidiary or any other security of any FSFS Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any FSFS Subsidiary. Either FSFS or First DeWitt owns all of the outstanding shares of capital stock of each FSFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

               (c) Except as set forth in the FSFS Disclosure Schedule, neither (i) FSFS, (ii) First DeWitt or (iii) any other FSFS Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of FSFS Subsidiaries, equity interests held by FSFS Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of FSFS Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by FSFS or First DeWitt with respect to any other company's capital stock or the equity of any other person.

               (d) No person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), to the best of FSFS's knowledge, is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FSFS Common Stock, except as disclosed in FSFS's proxy statement for use in connection with its January 17, 1996 annual meeting of shareholders, previously delivered to Sovereign or in the FSFS Disclosure Schedule.

               (e)  Neither Austin Bernet, Inc. ("ABI"), Basswood
Partners, L.P. ("Basswood"), nor FMR Corp. ("FMR") is an
Affiliate or is or will be deemed to be an affiliate of FSFS within the meaning of SEC Staff Accounting Bulletin No. 65, SEC
Accounting Series Release No. 130 or SEC Accounting Series
Release No. 135.

          Section 2.03  Authority; No Violation.

               (a) FSFS has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. First DeWitt has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by FSFS and the completion by FSFS of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FSFS and, except for approval by the shareholders of FSFS as required under the DGCL, FSFS's certificate of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of FSFS are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FSFS, subject to approval of the shareholders of FSFS as required under the DGCL, FSFS's certificate of incorporation and bylaws and Nasdaq requirements applicable to it, and constitutes the valid and binding obligation of FSFS, enforceable against FSFS in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First DeWitt, will constitute the valid and binding obligation of First DeWitt, enforceable against First DeWitt in accordance with its terms, subject to applicable conservatorship, receivership, insolvency and similar laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by FSFS, (B) the execution and delivery of the Bank Plan of Merger by First DeWitt, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and FSFS's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by FSFS or First DeWitt with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of FSFS or any FSFS Subsidiary or the charter and bylaws of First DeWitt; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FSFS or any FSFS Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the FSFS Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FSFS or any FSFS Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which FSFS or any FSFS Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition, results of operations or business prospects of FSFS and the FSFS Subsidiaries taken as a whole or the ability of FSFS to perform any of its obligations under this Agreement.

          Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of FSFS under the DGCL, and of the Bank Plan of Merger by FSFS as sole shareholder of First DeWitt under the HOLA, and by the First DeWitt Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by FSFS or the Bank Plan of Merger by First DeWitt, and (b) the completion by FSFS of the transactions contemplated hereby or by First DeWitt of the Bank Merger. FSFS has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact FSFS's ability to consummate the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the consummation of the transactions contemplated by this Agreement.

          Section 2.05  Financial Statements.

               (a)  FSFS has previously delivered, or will
deliver, to Sovereign the FSFS Regulatory Reports. The FSFS Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of FSFS as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

               (b) FSFS has previously delivered to Sovereign the FSFS Financials. The FSFS Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of FSFS as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis.

               (c) At the date of each balance sheet included in the FSFS Financials or the FSFS Regulatory Reports, neither FSFS nor First DeWitt (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FSFS Financials or FSFS Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

          Section 2.06  Taxes.

               (a) FSFS and the FSFS Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). FSFS has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to FSFS and all FSFS Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from FSFS and any FSFS Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

               (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to FSFS or any FSFS Subsidiary.

          Section 2.07 No Material Adverse Effect. FSFS has not suffered any Material Adverse Effect since March 31, 1996.

          Section 2.08  Contracts.

               (a) Except as described in FSFS's proxy statement for its January 17, 1996 annual meeting of shareholders and Annual Reports on Form 10-K for the fiscal years ended
September 30, 1993, 1994 and 1995, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of FSFS as of September 30, 1995 and for the three years ended September 30, 1995 or in the FSFS Disclosure Schedule, neither FSFS nor any FSFS Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of FSFS or any FSFS Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of FSFS or any FSFS Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FSFS or any FSFS Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any FSFS Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FSFS or any FSFS Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any FSFS Subsidiary to engage in any type of banking or bank-related business permissible under law.

               (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the FSFS proxy statement for its January 17, 1996 annual meeting of shareholders or in a footnote to such audited consolidated financial statements, have been provided to Sovereign on or before the date hereof, are listed on the FSFS Disclosure Schedule and are in full force and effect on the date hereof and neither FSFS nor any FSFS Subsidiary (nor, to the knowledge of FSFS, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to FSFS. Except as set forth in the FSFS Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of FSFS or any FSFS Subsidiary, except for Michael J. Quigley, III, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the FSFS Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which FSFS or any FSFS Subsidiary is a party or under which FSFS or any FSFS Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the FSFS Disclosure Schedule, no such agreement, plan or arrangement
(x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FSFS or any FSFS Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires FSFS or any FSFS Subsidiary to provide a benefit in the form of FSFS Common Stock or determined by reference to the value of FSFS Common Stock.

          Section 2.09  Ownership of Property; Insurance
Coverage.

               (a) Except as disclosed in the FSFS Disclosure Schedule, FSFS and the FSFS Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by FSFS or any FSFS Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FSFS Regulatory Reports and in the FSFS Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. FSFS and the FSFS Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FSFS and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the FSFS Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the FSFS Financials.

               (b) With respect to all agreements pursuant to which FSFS or any FSFS Subsidiary has purchased securities subject to an agreement to resell, if any, FSFS or such FSFS Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

               (c) FSFS and the FSFS Subsidiaries currently maintain insurance considered by FSFS to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither FSFS nor any FSFS Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by FSFS or First DeWitt under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FSFS has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

          Section 2.10 Legal Proceedings. Except as disclosed in the FSFS Disclosure Schedule, neither FSFS nor any FSFS Subsidiary is a party to any, and there are no pending or, to the best of FSFS's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FSFS or any FSFS Subsidiary, (ii) to which FSFS or any FSFS Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FSFS to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

          Section 2.11  Compliance With Applicable Law.

               (a) FSFS and FSFS Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, the results of operations or business prospects of FSFS and its Subsidiaries taken as a whole.

               (b) Except as disclosed in the FSFS Disclosure Schedule, neither FSFS nor any FSFS Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that FSFS or any FSFS Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FSFS or any FSFS Subsidiary;
(iii) requiring or threatening to require FSFS or any FSFS Subsidiary, or indicating that FSFS or any FSFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of FSFS or any FSFS Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FSFS or any FSFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FSFS nor any FSFS Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

          Section 2.12 ERISA. FSFS has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the FSFS Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of FSFS or any FSFS Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC
Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. The pension plan has not incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither FSFS, any FSFS Subsidiary nor any other pension plan maintained by FSFS or any FSFS Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC
Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to FSFS, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report dated _________ __, ____, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits by more than $200,000, and FSFS estimates that by the Closing Date such liabilities will not exceed such assets. Neither FSFS nor any FSFS Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Neither FSFS nor any FSFS Subsidiary has a material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the FSFS Financials and which is not so reflected or disclosed thereon. No prohibited transaction, breach of fiduciary duty or other transaction has occurred within the past six (6) years with respect to (i) any pension plan, employment agreement, supplemental executive retirement plan or special termination agreement maintained by FSFS or any FSFS Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC or (ii) any other employee benefit plan maintained by FSFS or any FSFS Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to FSFS. FSFS and the FSFS Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

          Section 2.13 Brokers, Finders and Financial Advisors. Except for FSFS's engagement of McConnell, Budd & Downes, Inc. in connection with transactions contemplated by this Agreement, neither FSFS nor any FSFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for a commitment to pay McConnell, Budd & Downes, Inc. in connection with the transactions contemplated by this Agreement, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the FSFS Financials. The FSFS Disclosure Schedule shall contain as an exhibit the engagement letter between FSFS and McConnell, Budd & Downes, Inc.

          Section 2.14 Environmental Matters. To the knowledge of FSFS, neither FSFS nor any FSFS Subsidiary, nor any properties owned or operated by FSFS or any FSFS Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to FSFS. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of FSFS, threatened, relating to the liability of any property owned or operated by FSFS or any FSFS Subsidiary under any Environmental Law.

          Section 2.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the FSFS Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the FSFS Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

          Section 2.16 Information to be Supplied. The information to be supplied by FSFS and First DeWitt for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by FSFS for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

          Section 2.17 Securities Documents. FSFS has delivered to Sovereign copies of its (i) annual reports on SEC Form 10-K for the years ended September 30, 1995, 1994 and 1993,
(ii) quarterly reports on SEC Form 10-Q for the quarters ended December 31, 1995, and March 31, 1996, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1996, 1995 and 1994. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

          Section 2.18 Related Party Transactions. Except as disclosed (i) in the FSFS Disclosure Schedule, (ii) in the proxy statement for use in connection with FSFS's 1996 annual meeting of shareholders or (iii) in the footnotes to the FSFS Financials, FSFS is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FSFS (except a FSFS Subsidiary). Except as disclosed in the FSFS Disclosure Schedule or in the proxy statement for use in connection with FSFS's 1995 annual meeting of shareholders, all such transactions
(a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the FSFS Disclosure Schedule, no loan or credit accommodation to any Affiliate of FSFS is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FSFS nor First DeWitt has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First DeWitt is inappropriate.

          Section 2.19 Schedule of Termination Benefits. The FSFS Disclosure Schedule includes a schedule of termination benefits and related payments payable to the individuals identified thereon, excluding any options to acquire FSFS Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by FSFS solely for the benefit of officers of FSFS or FSFS Subsidiaries (the "Benefits Schedule"), in the event their employment had been terminated as of March 31, 1996. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects and the aggregate amount of the present value of such termination benefits and related payments (based on a 6% per annum discount factor) does not exceed the amount set forth on the Benefits Schedule included in the FSFS Disclosure Schedule, excluding any amounts accrued through March 31, 1996, assuming all individuals entitled to receive termination benefits under any and all agreements providing for such termination benefits terminated their employment on March 31, 1996.

          Section 2.20 Loans. Each loan reflected as an asset in the FSFS Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligator named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FSFS.

          Section 2.21  Quality of Representations.  The
representations made by FSFS in this Agreement are true, correct and complete in all material respects.

                           ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

          Sovereign hereby represents and warrants to FSFS that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to FSFS on or prior to the date hereof:

          Section 3.01  Organization.

               (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect. Sovereign is a savings and loan holding company duly registered under the HOLA.

               (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

               (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance
Act.

               (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

               (e) Prior to the execution of this Agreement, Sovereign has delivered to FSFS true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

          Section 3.02  Capital Structure.

               (a) Sovereign is authorized, by its articles of incorporation, to issue (a) 100,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, no shares were issued and held by Sovereign as treasury stock and 52,769,815 shares are issued and outstanding, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, 2,000,000 shares of 61/4% Cumulative, Convertible Preferred Stock, Series B, are issued and outstanding. All shares of Sovereign Common Stock issued and outstanding are fully paid and nonassessable and none were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, and (ii) options to acquire
1,578,902 shares of Sovereign Common Stock as authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan. As of March 31, 1996, Sovereign had approximately 8,500 shareholders of record.

               (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 15, 1996, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of 5% or more of the outstanding shares of Sovereign Common Stock.

               (c) Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien or encumbrance.
Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

          Section 3.03  Authority; No Violation.

               (a)  Sovereign has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the consummation by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign and no other corporate proceedings on the part of Sovereign are necessary to consummate the transactions contemplated hereby.
The execution and delivery of the Bank Plan of Merger by Sovereign Bank and the consummation by Sovereign Bank of the Bank Merger have been duly and validly approved by the Board of Directors of Sovereign Bank and by Sovereign as sole shareholder of Sovereign Bank, and no other corporate proceedings on the part of Sovereign Bank are necessary to consummate the transactions contemplated by the Bank Plan of Merger. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the Federal Deposit Insurance Act, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

               (b)  (A) The execution and delivery of this
Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and FSFS's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or the charter and bylaws of Sovereign Bank;
(ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or Sovereign Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

          Section 3.04 Consents. Except for consents and approvals of or filings with the OTS, the PDB, the SEC, and state "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, or the consummation by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's ability to consummate the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the consummation of the transactions contemplated by this Agreement.

          Section 3.05  Financial Statements.

               (a) Sovereign has previously delivered, or will deliver, to FSFS the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with generally accepted accounting principles, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles. Sovereign will make the Sovereign Regulatory Reports available to FSFS for inspection.

               (b) At the date of any balance sheet included in the Sovereign Financials, Sovereign did not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein.

          Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed in correct form all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the date hereof other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

          Section 3.07  No Material Adverse Effect.  Sovereign
has not suffered any Material Adverse Effect since March 31, 1996.

          Section 3.08 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature
(i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of Sovereign and its Subsidiaries taken as a whole.

          Section 3.09  Ownership of Property; Insurance
Coverage.

               (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under
Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

               (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

          Section 3.10  Compliance With Applicable Law.

               (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole.

               (b)  Neither Sovereign nor any Sovereign
Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to FSFS.

          Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

          Section 3.12 ERISA. Sovereign has previously made available to FSFS true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA
Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with
(i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign nor any Sovereign Subsidiary, and no pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC
Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and in the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and
(ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Except as disclosed in the Sovereign Disclosure Schedule, neither Sovereign nor any Sovereign Subsidiary has a material liability under any such plan which is not reflected on the Sovereign Financials. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC
Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign.
Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

          Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to FSFS copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1995, 1994, and 1993, (ii) quarterly reports on SEC Form 10-Q for the quarter ended March 31, 1996, and (iii) proxy statement dated March 15, 1996 used in connection with its annual meeting of shareholders held in April 1996. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

          Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties owned or operated by Sovereign or any Sovereign Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

          Section 3.15 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

          Section 3.16 Brokers and Finders. Neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

          Section 3.17  Quality of Representations.  The
representations made by Sovereign in this Agreement are true, correct and complete in all material respects.

                            ARTICLE IV
                     COVENANTS OF THE PARTIES

          Section 4.01  Conduct of FSFS's Business.

               (a)  From the date of this Agreement to the
Closing Date, FSFS and each FSFS Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. FSFS will use its best efforts, and will cause First DeWitt to use its best efforts, to (i) preserve its business organizations intact,
(ii) maintain good relationships with employees, and
(iii) preserve for itself the good will of customers of FSFS and FSFS Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, FSFS will not, and FSFS will not permit any FSFS Subsidiary to:

                    (i)  amend or change any provision of its
     certificate or articles of incorporation, charter, or bylaws;

                    (ii)  change the number of authorized or
     issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FSFS may issue shares of FSFS Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire FSFS Common Stock under the FSFS Stock Option Plans and (B) FSFS may pay a regular quarterly cash dividend, not to exceed $0.055 per share of FSFS Common Stock outstanding. As promptly as practicable following the date of this Agreement, the Board of Directors of FSFS shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and FSFS shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit FSFS shareholders to receive two dividends in any quarter. Subject to applicable regulatory restrictions, if any, First DeWitt may pay a cash dividend, in the aggregate, sufficient to fund any dividend by FSFS permitted hereunder;

                    (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of FSFS or FSFS Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of FSFS or any FSFS Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                    (iv)  merge or consolidate FSFS or any FSFS
     Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of FSFS or any FSFS Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any FSFS Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any FSFS Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                    (v) sell or otherwise dispose of the capital stock of First DeWitt or sell or otherwise dispose of any asset of FSFS or of any FSFS Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of FSFS or of any FSFS Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                    (vi)  take any action which would result in
     any of the representations and warranties of FSFS set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied;

                    (vii)  change any method, practice or
     principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating FSFS or First DeWitt;

                    (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which FSFS or any FSFS Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                    (ix)  implement any pension, retirement,
     profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that FSFS may contribute to the FSFS pension plan an amount not to exceed the minimum amount required under ERISA or the IRC only if (A) such amount is usual and ordinary, consistent with past practice and (B) FSFS obtains an opinion of legal counsel that the full amount of such contribution will be deductible by FSFS for federal tax purposes, and further provided that in no event will FSFS contribute to the FSFS pension plan an amount in excess of $200,000 without Sovereign's prior written consent;

                    (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
     Poor's Corporation or Moody's Investor Services, Inc.;

                    (xi)  make any loan or other credit facility
     commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $600,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $600,000, except for any commitment disclosed on the FSFS Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by FSFS for permission to compromise, extend, renew or modify any loan in excess of $600,000;

                    (xii)  except as set forth on the FSFS
     Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;

                    (xiii)  enter into any interest rate swap or
     similar commitment, agreement or arrangement;

                    (xiv)  except for the execution of this
     Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                    (xv)  intentionally and knowingly take any
     action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                    (xvi)  agree to do any of the foregoing.

          For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for FSFS or any FSFS Subsidiary to do any of the following: (i) make any capital expenditure of $50,000 or more not disclosed on FSFS Disclosure
Schedule 4.01, without the prior written consent of Sovereign;
(ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by FSFS or a FSFS Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or
(iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FSFS or any FSFS Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 24 months from the date hereof. Notwithstanding anything in this Section 4.01 to the contrary, (i) FSFS shall be permitted to sell, exchange or otherwise dispose of nonperforming assets (as defined in Section 5.02(q)), except that sales, exchanges or other dispositions of nonperforming assets with a principal balance exceeding $500,000 shall require the prior written consent of Sovereign, which consent shall not be unreasonably withheld, and (ii) FSFS shall be permitted to sell and transfer an aggregate of $59,900,000 in credit card receivables, previously identified to Sovereign, to Cross Country Bank (or its designee) at no less than the book value (exclusive of any reserves) thereof.

          Section 4.02  Access; Confidentiality.

               (a) From the date of this Agreement through the Closing Date, FSFS or Sovereign, as the case may be, shall afford to, and shall cause each FSFS Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of FSFS and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

               (b) FSFS and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

               (c)  In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, FSFS shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of FSFS and the FSFS Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters. Sovereign shall have the right, however, at Sovereign's expense, to cause FSFS or any FSFS Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Sovereign and FSFS, of the assets or property securing any loan made by FSFS or any FSFS Subsidiary.

               (d) If the transactions contemplated by this Agreement shall not be consummated, FSFS and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. FSFS and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

          Section 4.03  Regulatory Matters and Consents.

               (a)  Sovereign and FSFS will prepare all
Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

               (b)  FSFS will furnish Sovereign with all
information concerning FSFS and FSFS Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

               (c) Sovereign will promptly furnish FSFS with copies of all material written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by Sovereign which is designated as confidential or contains an earnings projection.

               (d) Sovereign will furnish FSFS with (i) copies of all Applications prior to filing with any Regulatory Authority and provide FSFS a reasonable opportunity to suggest changes to such Applications, which suggested changes Sovereign may, in its sole discretion accept or reject, (ii) copies of all Applications filed by Sovereign and (iii) copies of all documents filed by Sovereign under the Securities Exchange Act of 1934, as amended.

               (e) FSFS will cooperate with Sovereign in the foregoing matters and will furnish Sovereign with all information concerning FSFS and FSFS Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, FSFS will provide certificates and other documents reasonably requested by Sovereign.

          Section 4.04  Taking of Necessary Action.

               (a) Sovereign and FSFS shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither FSFS nor any FSFS Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or FSFS or from exercising its rights under this Agreement or the Option Agreement.

               (b) FSFS and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of FSFS in connection with the meeting of FSFS shareholders and transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and FSFS and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise FSFS, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide FSFS with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as FSFS may reasonably request.

          Section 4.05  Certain Agreements.

               (a) On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of FSFS and First DeWitt, against
(i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FSFS or any FSFS Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by FSFS or First DeWitt as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of FSFS or First DeWitt may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

               (b)  Sovereign agrees to honor and Sovereign
agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the FSFS Disclosure Schedule.

          Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in Effect, FSFS shall not, nor shall it permit any FSFS Subsidiary or any other Affiliate of FSFS or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by FSFS, any FSFS Subsidiary or any other FSFS Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of FSFS, any FSFS Subsidiary, or any assets or business thereof (except that FSFS's officers may respond to inquiries from analysts, Regulatory Authorities and holders of FSFS Common Stock in the ordinary course of business). FSFS shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with FSFS by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

          Section 4.07 Duty to Advise; Duty to Update FSFS's Disclosure Schedule. FSFS shall promptly advise Sovereign of any change or event having a Material Adverse Effect on it or on any FSFS Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. FSFS shall update FSFS's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the FSFS Disclosure Schedule. The delivery of such updated Schedule shall not relieve FSFS from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(b) hereof.

          Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and
(z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

          Section 4.09 Board and Committee Minutes. FSFS shall provide to Sovereign, within 30 days after any meeting of the Board of Directors of FSFS or any FSFS Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided to Sovereign prior to the Closing Date.

          Section 4.10  Undertakings by Sovereign and FSFS.

               (a) From and after the date of this Agreement, FSFS shall:

                    (i)  Voting by Directors.  Use its best
     efforts to cause all members of FSFS's Board of Directors to vote all shares of FSFS's Common Stock beneficially owned by each such director in favor of this Agreement;

                    (ii)  Phase I Environmental Audit.  Permit
     Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by FSFS or any FSFS Subsidiary on the date hereof;

                    (iii)  Approval of Bank Plan of Merger.
     Approve the Bank Plan of Merger as sole shareholder of First DeWitt and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First DeWitt;

                    (iv)  Proxy Solicitor.  If Sovereign requests
     and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of FSFS shareholder approval of this Agreement;

                    (v)  Timely Review.  If requested by
     Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

                    (vi)  Outside Service Bureau Contracts.  If
     requested to do so by Sovereign, use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to FSFS or any FSFS Subsidiary, on terms and conditions mutually acceptable to FSFS and Sovereign;

                    (vii)  Committee Meetings.  Permit a
     representative of Sovereign, who is reasonably acceptable to FSFS, to attend all committee meetings of FSFS and First DeWitt management including, without limitation, any loan committee or asset/liability committee. FSFS shall respond reasonably and in good faith to any request of Sovereign to permit a representative of Sovereign, who is reasonably acceptable to FSFS, to attend any meeting of FSFS's Board of Directors or the Executive Committee thereof;

                    (viii)  Shareholders' Meeting.  Submit this
     Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Director to unanimously recommend approval of this Agreement to its shareholders; and

                    (ix)  Certain Shareholders.  Use its best
     efforts to cause ABI and Basswood to execute the Letter
     Agreement dated June 24, 1996, in the form attached hereto as Exhibit 1.

                    (x)  List of Nonperforming Assets.  Provide
     Sovereign, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (as defined in Section 5.02(q)) as of the end of such month.

                    (xi)  Reserves and Merger-Related Costs.  On
     or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of FSFS to those of Sovereign (as such practices and methods are to be applied to FSFS from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of FSFS following the Merger and otherwise to reflect Merger-related expenses and costs incurred by FSFS, provided, however, that FSFS shall not be required to take such action (A) more than thirty days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, FSFS shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of FSFS and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by FSFS or any FSFS Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof.

               (b) From and after the date of this Agreement, Sovereign and FSFS shall each:

                    (i)  Filings and Approvals.  Cooperate with
     the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Sovereign Common Stock and related Sovereign Stock Purchase Rights to be issued pursuant to the Merger,
     (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                    (ii)  Identification of FSFS's Affiliates.
     Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of FSFS;

                    (iii)  Public Announcements.  Cooperate and
     cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to FSFS shareholders, FSFS's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary;

                    (iv)  Maintenance of Insurance.  Maintain,
     and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                    (v)  Maintenance of Books and Records.
     Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                    (vi)  Delivery of Securities Documents.
     Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

                    (vii)  Taxes.  File all federal, state, and
     local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

          Section 4.11  Employee Benefits and Termination
Benefits.

               (a)  Employee Benefits.  On and after the
Effective Date, the employee pension and welfare benefit plans of Sovereign and FSFS may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, provided, however, that FSFS employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on March 31, 1996. In the event of a consolidation of any or all of such plans or in the event of termination of the FSFS benefit plans, FSFS and First DeWitt employees shall receive credit for service with FSFS or First DeWitt under any Sovereign benefit plan, or new Sovereign benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination. In the event of any termination of or consolidation of any FSFS or First DeWitt health plan with any Sovereign health plan, all employees of FSFS or First DeWitt shall have immediate coverage under any successor health plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. In the event of a termination or consolidation of any FSFS or First DeWitt health plan, terminated FSFS or First DeWitt employees will have the right to continue coverage under group health plans of Sovereign and/or the Sovereign subsidiaries in accordance with the IRC Section 4980B(f).

               (b) Termination Benefits. FSFS shall cause to be delivered to Sovereign concurrently with the execution of this Agreement with respect to Michael J. Quigley, III and Emil J. Butchko and within 30 days after the date of this Agreement with respect to each other individual named on the Benefits Schedule included in the FSFS Disclosure Schedule, the written agreement of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan maintained by FSFS solely for the benefit of officers of FSFS or FSFS Subsidiaries in the event of termination of such individual's employment on March 31, 1996.

          Section 4.12  Duty to Advise; Duty to Update
Sovereign's Disclosure Schedule. Sovereign shall promptly advise FSFS of any change or event having a Material Adverse Effect on it or on any Sovereign Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Sovereign shall update Sovereign's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Sovereign Disclosure Schedule. The delivery of such updated Schedule shall not relieve Sovereign from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(b) hereof.

          Section 4.13 Affiliate Letter. No later than five days after the date of this Agreement, FSFS shall cause to be delivered to Sovereign the Letter Agreement attached hereto as
Exhibit 1, executed by each director and officer set forth thereon.

                            ARTICLE V
                            CONDITIONS

          Section 5.01 Conditions to FSFS's Obligations under this Agreement. The obligations of FSFS hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FSFS pursuant to
Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and FSFS shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FSFS;

               (c)  Representations and Warranties.  The
representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

               (d)  Approvals of Regulatory Authorities.
Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to FSFS; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f)  No Material Adverse Effect.  Since March 31,
1996, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

               (g) Officer's Certificate. Sovereign shall have delivered to FSFS a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

               (h) Opinion of Sovereign's Counsel. FSFS shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to FSFS and its counsel to the effect set forth on
Exhibit 5 attached hereto;

               (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

               (j) Tax Opinion. The Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the IRC and FSFS shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

               (k)  Approval of FSFS's Shareholders.  This
Agreement shall have been approved by the holders of at least a majority of the outstanding shares of FSFS Common Stock entitled to vote thereon; and

               (l) Investment Banking Opinion. FSFS shall have received an oral opinion from McConnell, Budd & Downes, Inc., received on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by shareholders of FSFS pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

          Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

               (a) Corporate Proceedings. All action required to be taken by, or on the part of, FSFS and First DeWitt to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by FSFS and First DeWitt; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

               (b) Covenants. The obligations and covenants of FSFS, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FSFS;

               (c)  Representations and Warranties.  The
representations and warranties of FSFS set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty
(i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to FSFS;

               (d)  Approvals of Regulatory Authorities.
Sovereign shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

               (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

               (f) No Material Adverse Effect. Since March 31, 1996, there shall not have occurred any Material Adverse Effect with respect to FSFS; provided, however, that neither (i) an increase in the provision for loan losses for the period ended June 30, 1996 in an amount not to exceed $5,000,000 nor (ii) the incurrence by FSFS of aggregate losses on the sale, exchange or other disposition of nonperforming assets up to the amount permitted by Section 6.01(d) of the Agreement shall be considered a Material Adverse Effect for purposes of this subsection;

               (g)  Officer's Certificate.  FSFS shall have
delivered to Sovereign a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

               (h) Opinions of FSFS's Counsel. Sovereign shall have received an opinion of Luse Lehman Gorman Pomerenk & Schick, counsel to FSFS, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 7 attached hereto;

               (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

               (j) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

               (k)  Pooling Letter.  Sovereign shall have
received an opinion from Ernst & Young to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

               (l) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 45 days of the date of this Agreement and (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of such environmental audit;

               (m) Liquidation Account. Neither the Merger or consummation of the Bank Plan of Merger shall require Sovereign, FSFS or any Subsidiary of either to distribute to depositors the liquidation account established by First DeWitt in connection with its conversion from mutual to stock form;

               (n) Nationar Payment. First DeWitt shall have received all amounts due from Nationar (approximately $3,000,000 at the date of this Agreement), or a conservator or receiver of Nationar, with respect to checks cleared by that correspondent institution;

               (o) Pension Plans. With respect to each pension plan subject to Title IV of ERISA, (i) the present value of the accrued benefits under such plan shall not, as of the Closing Date, exceed the then current value of the assets of such plan allocable to such accrued benefits and (ii) the amount contributed by FSFS or any FSFS Subsidiary to any such pension plan in the one year period preceding the Closing Date will not exceed $500,000;

               (p)  Approval of Sovereign's Shareholders.  This
Agreement shall have been approved by the shareholders of Sovereign by such vote as is required under Sovereign's articles of incorporation and bylaws if such shareholder approval is required under the listing requirements of the National
Association of Securities Dealers; and

               (q)  Nonperforming Assets.  The amount of
nonperforming assets of FSFS and the FSFS Subsidiaries, on a consolidated basis, on the Closing Date shall not exceed $26,100,000. (The term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," excluding restructured loans the terms and conditions of which were approved in writing in advance by Sovereign, (ii) loans on nonaccrual, including loans placed on nonaccrual that may have been previously restructured with Sovereign's approval, (iii) real estate owned, and (iv) all loans 90 days or more past due), except that the term "nonperforming assets" shall not include loans originated to finance the purchase of any one-to-four-family residential property.) FSFS has previously delivered to Sovereign a list of nonperforming assets as of March 31, 1996.

                            ARTICLE VI
                TERMINATION, WAIVER AND AMENDMENT

          Section 6.01  Termination.  This Agreement may be
terminated on or at any time prior to the Closing Date:

               (a) By the mutual written consent of the parties hereto;

               (b)  By Sovereign or FSFS:

                    (i)  if there shall have been any breach of
          any representation, warranty, covenant or other obligation of Sovereign which results in a Material Adverse Effect with respect to Sovereign, on the one hand, or of FSFS which results in a Material Adverse Effect with respect to FSFS, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                    (ii)  if the Closing Date shall not have
     occurred on or before March 31, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                    (iii)  if either party has been informed in
     writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

               (c)  By FSFS if, on the Closing Date, the
Sovereign Market Value is less than $8.00 (as adjusted for any stock splits or stock dividends); provided, however, that if Sovereign delivers to FSFS on the Closing Date a written notice increasing the Applicable Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value determined as of the Closing Date, equals $13.12 ($8.00 multiplied by the Applicable Exchange Ratio determined pursuant to Section 1.02(e)(ii)(A)(ii)), then no termination of this Agreement shall occur and the Merger shall be completed pursuant to the terms hereof.

               (d)  By Sovereign, at any time prior to the
Closing Date, if (i) the aggregate amount of nonperforming assets (as defined in Section 5.02(g)) exceeds $26,100,000, (ii) the aggregate amount of loss on the sale, exchange or other disposition of any nonperforming assets (as defined in Section 5.02(g)) after the date of this Agreement exceeds $1,000,000 (for purposes of this subsection, loss will be calculated net of any portion of the allowance for loan losses allocable to the nonperforming asset which is sold, exchanged or otherwise disposed of by FSFS) or (iii) the aggregate amount of the provisions for loan losses taken or recognized by FSFS after the date of this Agreement exceeds $5,750,000.

               (e)  By Sovereign, at any time prior to the
Closing Date, if the aggregate amount of deficiencies in the current appraised values of any assets or properties securing or serving as collateral for commercial real estate loans made by FSFS or any FSFS Subsidiary necessary to maintain an 80% loan to value ratio for each loan exceeds $1,000,000; such appraised values being determined after the date of this Agreement at the request of Sovereign from independent third party appraisers experienced in such matters.

          Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or FSFS to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                           ARTICLE VII
                          MISCELLANEOUS

          Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 1.02(d)(iii) and (v), 4.05(a) and (b), and 4.11(a) which will survive the Merger, shall terminate on the Closing Date.

          Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(iii) and (v), 4.05(a) and
(b), and 4.11(a) with respect to indemnification and certain other matters.

          Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

          Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

               (a)  If to Sovereign, to:
                    Sovereign Bancorp, Inc.
                    1130 Berkshire Boulevard
                    Wyomissing, Pennsylvania  19610

                    Attention:  Jay S. Sidhu, President and Chief
                                   Executive Officer

                    Telecopy No.:  (610) 320-8448

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    Reading, Pennsylvania  19601

                    Attention:  Joseph M. Harenza, Esquire and
                                David W. Swartz, Esquire

                    Telecopy No.:  (610) 376-5610

               (b)  If to FSFS, to:

                    First State Financial Services, Inc.
                    1120 Bloomfield Avenue
                    West Caldwell, New Jersey  07007-2449

                    Attention:  Michael J. Quigley, III,
                                Chairman, President and Chief
                                Executive Officer

                    Telecopy No.:  (201) 244-9831

                    with copies to:

                    Luse Lehman Gorman Pomerenk & Schick
                    Franklin Square
                    5335 Wisconsin Avenue, N.W., Suite 400
                    Washington, D.C.  20015

                    Attention:  John J. Gorman, Esquire
                                Eric Luse, Esquire

                    Telecopy No.:  (202) 362-2902

          Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

          Section 7.10 Consent to Service of Process. In accordance with the provisions of Section 252(d) of the DGCL, Sovereign hereby consents to service of process in the State of Delaware in any proceeding for enforcement of any obligation of Sovereign arising from the Merger, including any suit or proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of
Section 262 of the DGCL. Sovereign irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceedings. A copy of any process served upon the Secretary of State shall be forwarded to the address of Sovereign specified in Section 7.06.

          Section 7.11  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              SOVEREIGN BANCORP, INC.

                              By:________________________________
                                        Jay S. Sidhu
                                        President and Chief
                                        Executive Officer

                              Attest:____________________________
                                        Dana J. Albera
                                        Assistant Secretary


                              FIRST STATE FINANCIAL SERVICES,
                              INC.

                              By:________________________________
                                        Michael J. Quigley, III,
                                        Chairman, President and
                                        Chief Executive Officer

                              Attest:____________________________
                                        Marie G. Martino,
                                        Secretary

                      STOCK OPTION AGREEMENT
                      ----------------------

          THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated June 24, 1996, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and FIRST STATE FINANCIAL
SERVICES, INC., a Delaware corporation ("FSFS").

                            BACKGROUND

          8. Sovereign and FSFS desire to enter into a Agreement and Plan of Merger, dated June 24, 1996 (the
"Agreement"), providing, among other things, for the acquisition by Sovereign of FSFS through the merger of FSFS with and into Sovereign, with Sovereign surviving the merger (the "Merger").

          9. As a condition to Sovereign to enter into the Plan, FSFS is granting to Sovereign an option to purchase up to that number of shares of common stock of FSFS as shall equal 19.9% of FSFS's shares of common stock issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                            AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and FSFS, intending to be legally bound hereby, agree:

          1. Grant of Option. FSFS hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 783,500 shares (as adjusted as set forth herein, the "Option Shares") of common stock, par value $.01 per share (the "Common Stock"), of FSFS at a price per share (as adjusted as set forth herein, the "Option Price") equal to the lower of (i) $10.00 or (ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under
Section 2 hereof.

          2. Exercise of Option. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 21, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

               (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

               (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with FSFS pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with FSFS, (ii) acquire all or substantially all of the assets or liabilities of FSFS or all or substantially all of the assets or liabilities of First DeWitt Bank ("First DeWitt"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of First DeWitt; or

               (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of FSFS or all or substantially all the assets or liabilities of First DeWitt, or any other business combination involving FSFS or First DeWitt, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of First DeWitt (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of FSFS called to vote on the Merger, FSFS's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

               (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, FSFS willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

               (e) FSFS breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

          If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

          "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over FSFS or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

          Notwithstanding the foregoing, the obligation of FSFS to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for FSFS to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

          FSFS shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by FSFS shall not be a condition to the right of Sovereign to exercise the Option. FSFS will not take any action which would have the effect of preventing or disabling FSFS from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to FSFS (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

          3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to FSFS of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by FSFS, (b) FSFS will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

               "The shares of stock evidenced by this
     certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless First State Financial Services, Inc. receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

          4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, FSFS shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and FSFS shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that FSFS shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which FSFS's counsel delivers to FSFS and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that FSFS may delay any registration of Option Shares above for a period not exceeding 90 days provided FSFS shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by FSFS. Sovereign shall provide all information reasonably requested by FSFS for inclusion in any registration statement to be filed hereunder. In connection with such filing, FSFS shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. FSFS shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by FSFS in complying with the provisions of this
Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for FSFS and blue sky fees and expenses, shall be paid by FSFS. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, FSFS shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and FSFS will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that FSFS will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless FSFS to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse FSFS for any legal or other expense reasonably incurred by FSFS in connection with investigating or defending any such loss, claim, damage, liability or action.

          5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          6. Filings and Consents. Each of Sovereign and FSFS will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

          7. Representations and Warranties of FSFS. FSFS hereby represents and warrants to Sovereign as follows:

               (a) Due Authorization. FSFS has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by FSFS. This Stock Option Agreement constitutes a legal, valid and binding obligation of FSFS, enforceable against FSFS in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

               (b)  Authorized Shares.  FSFS has taken all
     necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

          8. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to FSFS that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          11. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to
Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

          12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

          14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i)  If to Sovereign, to:

                    Sovereign Bancorp, Inc.
                    1130 Berkshire Boulevard
                    Wyomissing, Pennsylvania  19610

                    Attention:  Jay S. Sidhu, President
                              and Chief Executive Officer

                    Telecopy No.:  (610) 320-8448

                    with a copy to:

                    Stevens & Lee
                    111 North Sixth Street
                    P.O. Box 679
                    Reading, Pennsylvania  19603

                    Attention:  Joseph M. Harenza, Esquire
                              David W. Swartz, Esquire

                    Telecopy No.:  (610) 376-5610

               (ii) If to FSFS, to:

                    First State Financial Services, Inc.
                    1120 Bloomfield Avenue, CN 2449
                    West Caldwell, New Jersey  07007-2449

                    Attention:  Michael J. Quigley, III
                              Chairman of the Board, President
                              and Chief Executive Officer

                    Telecopy No.:  (201) 244-9831

                    with copies to:

                    Luse Lehman Gorman Pomerenk & Schick
                    Franklin Square
                    5335 Wisconsin Avenue, N.W., Suite 400
                    Washington, D.C.  20015

                    Attention:  John J. Gorman, Esquire
                              Eric Luse, Esquire

                    Telecopy No.:  (202) 362-2902

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

          16.  Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

          18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

          19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. Expenses. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

          21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Agreement in accordance with the terms thereof, except that if the Agreement is terminated by Sovereign pursuant to
Section 6.01(b)(i) of the Agreement or pursuant to
Section 6.01(b)(ii) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(ii) of the Agreement shall be due to the failure of FSFS to perform or observe its agreements set forth in the Agreement required to be performed or observed by FSFS prior to the Closing Date (as defined in the Agreement)), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                              SOVEREIGN BANCORP, INC.

                              By: /s/ Jay S. Sihu
                                     Jay S. Sidhu,
                                     President and Chief
                                     Executive Officer

(CORPORATE SEAL)
                              Attest: /s/ Dana J.  Albera
                                     Dana J. Albera
                                     Assistant Secretary


                              FIRST STATE FINANCIAL SERVICES, INC.

                              By: /s/ Michael J. Quigley, III
                                     Michael J. Quigley, III,
                                     Chairman of the Board,
                                     President and Chief Executive
                                     Officer

(CORPORATE SEAL)
                              Attest: /s/ Marie G. Martino
                                     Marie G. Martino, Secretary